Exhibit 4.63

                               DEBENTURE AGREEMENT

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

FACE  AMOUNT                                        $234,000
PRICE                                               $195,000
DEBENTURE  NUMBER                                   February  -  2006-107
ISSUANCE  DATE                                      February  28,  2006
MATURITY  DATE                                      February  28,  2011

     FOR VALUE RECEIVED, Xtreme Companies, Inc., a Nevada corporation (the "Company"), hereby promises to pay DUTCHESS PRIVATE EQUITIES FUND, II, LP (the "Holder") by February 28, 2011 (the "Maturity Date"), the principal amount of Two Hundred and Thirty-four Thousand Dollars ($234,000) U.S., and to pay interest and redemption on the principal amount hereof, and any accrued penalties, in such amounts, at such times and on such terms and conditions as are specified herein.

     The Debenture set forth in this Agreement is subject to automatic conversion at the end of five (5) years from the date of issuance at which time the Debenture outstanding will be automatically converted based upon the formula set forth in Section 3.2 (c).

Article  1          Interest

     The Company shall pay ten percent (10%) annual coupon on the unpaid Face Amount of this Debenture (this "Debenture") at such times and in such amounts as determined by the Holder. The Holder shall have the right to request interest payments on the Face Amount anytime after closing and each month thereafter. The Holder shall submit to the Company a notice requesting a payment in the amount equal to the interest accruing for that month on the balance of the Debenture. The Interest shall be compounded daily.

     Any monies paid to the Holder in excess of the interest due when paid shall be credited toward the Redemption of the Face Amount of the Debenture.

Article  2          Method  of  Payment

Section  2.1     Cash  Payments

     If requested by the Holder, the Company will make amortizing payments to the Holder (a "Payment," or collectively, the "Payments") on a monthly basis on the first day of each business day of each month while there is an outstanding balance on the Debenture, in an amount to be determined by the Holder and the Company based on the Company's then current financial position. ("Payment Amount" or collectively, the "Payment Amounts"). In no event, shall the Payment be less than the Interest accruing on the outstanding balance of the Debenture.

Notwithstanding any provision to the contrary in this Debenture, the Company may pay in full to the Holder the Face Amount, or any balance remaining thereon, in readily available funds, at any time and from time to time without penalty.

     Section  2.2     Conversion  Payments

     The Holder, at its sole option, shall be entitled to either i) request a Payment from the Company in the amounts set forth in the table in Section 2.1, above; or, ii) the Holder may elect to convert a portion of the Debenture pursuant to Article 3, below, in an amount equal to or greater than the Payment Amount. In the event the Holder is unable to convert that portion of the debenture equal to the Payment Amount during a calendar month, the Company shall make a payment in cash in an amount equal to the difference between the amount converted by the Holder and the Payment Amount due for that month.

     Nothing contained in this Article 2 shall limit the amount the Holder can elect to convert during a calendar month except as defined in Section 3.2 (i), below.

     All Payments made in under Article 2, shall be applied toward the Redemption Amount as outlined in Article 14, herein.

     Section  2.3  No  Penalty  for  Prepayment.

The Company may make additional payments toward Redemption ("Prepayment") without any penalties.

Section 2.4 Accelerated Repayment in the Event of a Subsequent Financing by a Third Party.

If, at any time after Closing, the Company receives financing from a third party (excluding the Holder), the Company is required to pay to the Holder 100% of the proceeds raised from the third party in excess of an aggregate amount of $500,000 (the "Threshold Amount"). The Threshold Amount shall also pertain to any assets sold, transferred or disposed of by the Company. The Company agrees to pay one hundred percent (100%) of any proceeds raised by the Company over the Threshold Amount toward the accelerated repayment of the Debenture with Interest until such time as the Face Amount of the Debenture has been paid in full. The accelerated Repayment shall be made to the Holder upon the Company's receipt of the financing. Failure to do so will result in an Event of Default as set forth herein.

Article  3          Conversion

Section  3.1     Conversion  Privilege

(a) The Holder of this Debenture shall have the right to convert any and all amounts owing under this Debenture into shares of Common Stock at any time following the Closing Date and which is before the close of business on the Maturity Date, except as set forth in Section 3.2(c) below. The number of shares of Common Stock issuable upon the conversion of this Debenture is determined pursuant to Section 3.2 and rounding the result to the nearest whole share.

(b) This Debenture may not be converted, whether in whole or in part, except in accordance with this Article 3.

(c) In the event all or any portion of this Debenture remains outstanding on the Maturity Date, the unconverted portion of such Debenture will automatically be converted into shares of Common Stock on such date in the manner set forth in Section 3.2.

Section  3.2     Conversion  Procedure

(a) Conversion Procedures. The unpaid Face Amount of and accrued interest on this Debenture may be converted, in whole or in part, at any time following the Closing Date. Such conversion shall be effectuated by the Holder sending to the Company a facsimile or electronic mail version of the signed Notice of Conversion which evidences the Holder's intention to convert the Debenture indicated. The date on which the Notice of Conversion is delivered ("Conversion Date") shall be deemed to be the date on which the Holder has delivered to the Company a facsimile or electronic mail of the signed Notice of Conversion. Notwithstanding the above, any Notice of Conversion received by 5:00 P.M. EST, shall be deemed to have been received the previous business day, with receipt being via a confirmation of time of facsimile of the Holder.

(b) Common Stock to be Issued. Upon the Holder's conversion of any Debenture, the Company shall issue the number of shares of Common Stock equal to the Conversion. If, at the time of conversion, the Registration Statement has ben declared effective, the Company shall instruct its transfer agent to issue stock certificates without restrictive legend (other than a legend referring to the registration statement and prospectus delivery requires) or stop transfer instructions. If at the time of Holder's conversion, the Registration Statement has not been declared effective, the Company shall instruct the transfer agent to issue the certificates with an appropriate legend. The Company shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture. The Company warrants that no instructions, other than these instructions, have been given or will be given to the transfer agent and that the Common Stock shall otherwise be freely resold, except as may be otherwise set forth herein.

(c) Conversion Price. Holder is entitled to convert the unpaid Face Amount of this Debenture, plus accrued interest, any time following a Closing Date, at the lesser of (i) 75% of the lowest closing bid price of the Common Stock for the fifteen trading day period prior to a Conversion; or, (ii) at eight cents ($.08). The lower of (i) or (ii) being referred to as a "Fixed Conversion Price". No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up, as the case may be, to the nearest whole share. The Holder shall retain all rights of  conversions  during  any  partial  trading  days.

(d) Maximum Interest. Nothing contained in this Debenture shall be deemed to establish or require the Company to pay interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess, if so ordered, shall be credited on any remaining balances due to the Holder with reasonable promptness by the Holder to the Company. In the event this Section 3.2 (d) applies, the Parties agree that the terms of this Debenture remain in full force and effect except as is necessary to make the interest rate comply with applicable law.
(e) Opinion Letter. It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person or entity in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date. Upon surrender of any Debentures that are to be converted in part, the Company shall issue to the Holder a new Debenture equal to the unconverted amount, if so requested in writing by Holder.

(f) Delivery of Shares. Within three (3) business days after receipt of the documentation referred to above in Section 3.2(a), the Company shall deliver a certificate, in accordance with Section 3.2(c) for the number of shares of Common Stock issuable upon the conversion. In the event the Company does not make delivery of the Common Stock, as instructed by Holder, within three (3) business days after the Conversion Date, the Company shall pay to Holder in cash, as liquidated damages, an additional three percent (3%) per day of the dollar value of the Debentures being converted.


     If  the  failure  of the Compnay to issue the Common Stock pursuant to this
Section 3.2 (f) is due to the unavailability of authorized shares of Common Stock, the provisions of this Section 3.2 (f) shall not apply, but instead the provisions of Section 3.2 (k) shall apply.

              The Company shall make any payments required under this Section 3.2(f) in immediately available funds within three (3) business days from the date the Common Stock is fully delivered. Nothing herein shall limit the Holder's right to pursue actual damages or cancel the conversion for the Company's failure to issue and deliver Common Stock to the Holder within three
(3)  business  days  after  the  Conversion  Date.

     The Company shall at all times reserve (or make alternative written arrangements for reservation or contribution of shares) and have available all Common Stock necessary to meet conversion of the Debentures by Holder of the entire amount of Debentures then outstanding. If, at any time, the Holder submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock (or alternative shares of Common Stock as may be contributed by Stockholders) available to effect, in full, a conversion of the Debentures (a "Conversion Default", the date of such default being referred to herein as the "Conversion Default Date"), the Company shall issue to the Holder all of the shares of Common Stock which are available. Any Convertible Debentures or any portion thereof, which cannot be converted due to the Compnay's lack of sufficient authorized common stock (the "Unconverted Debentures"), may be deemed null and void upon written notice sent by the Holder to the Company. The Company shall provide notice of such Conversion Default ("Notice of Conversion Default") to the Holder, by facsimile, within one (1) business days of such default.

     In the event of Converstion Default, the Company will pay to the Holder the amount of (N/365) x (.24) x the initial issuance price of the outstanding and/or tendered but not converted Debentures held by each Holder where N = the number of days from the Conversion Default Date to the date that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining Debentures (the "Authorization Date"). The Company shall send notice to Holder of outstanding Debenture that additional shares of Common Stock have been authorized; stating the Authorization Date and the amount of Holder's accrued Conversion Default Payments ("Authorization Notice"). The accrued Conversion Default shall be paid in cash or shall be convertible into Common Stock at the Conversion Rate, upon written notice sent by the Holder to the Company, as follows: (i) in the event the Holder elects to take such payment in cash, cash payment shall be made to the Holder within five (5) business days, or (ii) in the event Holder elects to take such payment in stock, the Holder may convert at the conversion rate set forth in the first sentence of this paragraph within five (5) business days until the expiration of the conversion period


     The Company acknowledges that its failure to maintain a sufficient number of authorized but unissued shares of Common Stock to effect in full a conversion of the Debenture will cause the Holder to suffer irreparable harm, and that damages will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Agreement a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Debenture. Nothing herein shall limit the Holder's right to pursue actual damages for the Company's failure to maintain a sufficient number of authorized shares of Common Stock.

     If, by the third (3rd) business day after the Conversion Date, any portion of the shares of the Convertible Debentures have not been delivered to the Holder and the Holder purchases, in an open market transaction or otherwise, shares of Common Stock (the "Covering Shares") necessary to make delivery of shares which would have been delivered if the full amount of the shares to be converted and delivered to the Holder, then the Company shall pay to the Holder, in addition to any other amounts due to Holder pursuant to this Convertible Debenture, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The "Buy In Adjustment Amount" is the amount equal to the excess, if any, of (x) the Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares over (y) the net proceeds (after brokerage commissions, if any) received by the Holder from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to the Holder in immediately available funds within five (5) business days of written demand by the Holder. By way of illustration and not in limitation of the foregoing, if the Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Company will be required to pay to the Holder will be $1,000.

(g) Prospectus and Other Documents. The Company shall furnish to Holder such number of prospectuses and other documents incidental to the registration of the shares of Common Stock underlying the Debentures, including any amendment of or supplements thereto. Any filings submitted via EDGAR will constitute fulfillment of the Company's obligation under this Section.

(h) Limitation on Issuance of Shares. If the Company's Common Stock becomes listed on the Nasdaq SmallCap Market after the issuance of the Debenture, the Company may be limited in the number of shares of Common Stock it may issue by virtue of (A) the number of authorized shares or (B) the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded, including, but not necessarily limited to, NASDAQ Rule 4310(c)(25)(H)(i) or Rule 4460(i)(1), as may be applicable (collectively, the "Cap Regulations"). Without limiting the other provisions thereof; (i) the Company will take all steps reasonably necessary to be in a position to issue shares of Common Stock on conversion of the Debentures without violating the Cap
     Regulations and (ii) if, despite taking such steps, the Company still cannot issue such shares of Common Stock without violating the Cap Regulations, the Holder cannot convert as result of the Cap Regulations (each such Debenture, an "Unconverted Debenture") shall have the right to elect either of the following remedies:

     (x) if permitted by the Cap Regulations, require the Company to issue shares of Common Stock in accordance with the Holder's Notice of Conversion at a conversion purchase price equal to the average of the closing bid price per share of Common Stock for any five (5) consecutive Trading Days (subject to certain equitable adjustments for certain events occurring during such period) during the sixty (60) Trading Days immediately preceding the Conversion Date; or

     (y) require the Company to redeem each Unconverted Debenture for an amount (the "Redemption Amount"), payable in cash, equal to the sum of (i) one hundred thirty-three percent (133%) of the principal of an Unconverted Debenture, plus
(ii) any accrued but unpaid interest thereon through and including the date on which the Redemption Amount is paid to the holder (the "Redemption Date").

     The Holder of an Unconverted Debenture may elect one of the above remedies with respect to a portion of such Unconverted Debenture and the other remedy with respect to other portions of the Unconverted Debenture. The Debenture shall contain provisions substantially consistent with the above terms, with such additional provisions as may be consented to by the Holder. The provisions of this section are not intended to limit the scope of the provisions otherwise included in the Debenture.

(i) Limitation on Amount of Conversion and Ownership. Notwithstanding anything to the contrary in this Debenture, in no event shall the Holder be entitled to convert that amount of Debenture, and in no event shall the Company permit that amount of conversion, into that number of shares, which when added to the sum of the number of shares of Common Stock beneficially owned, (as such term is defined under Section 13(d) and Rule 13d-3 of the Securities Exchange Act of 1934, as may be amended, (the "1934 Act")), by the Holder, would exceed 4.99% of the number of shares of Common Stock outstanding on the Conversion
Date, as determined in accordance with Rule 13d-1(j) of the 1934 Act. In the event that the number of shares of Common Stock outstanding as determined in accordance with Section 13(d) of the 1934 Act is different on any Conversion Date than it was on the Closing Date, then the number of shares of Common Stock outstanding on such Conversion Date shall govern for purposes of determining whether the Holder would be acquiring beneficial ownership of more than 4.99% of the  number  of shares of Common Stock outstanding on such Conversion Date.

(j) Legend. The Holder acknowledges that each certificate representing the Debentures, and the Common Stock unless registered pursuant to the Registration Rights Agreement, shall be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (ii) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR
(iii)  PURSUANT  TO  AN  AVAILABLE  EXEMPTION  FROM REGISTRATION UNDER SUCH ACT.

     (k) Prior to conversion of the Debenture, if at any time the conversion of all the Debentures and exercise of all the Warrants outstanding would result in an insufficient number of authorized shares of Common Stock being available to cover all the conversions, then in such event, the Company will move to call and hold a shareholder's meeting or have shareholder action with written consent of the proper number of shareholders within thirty (30) days of such event, or such greater period of time if statutorily required or reasonably necessary as regards standard brokerage house and/or SEC requirements and/or procedures, for the purpose of authorizing additional shares of Common Stock to facilitate the conversions. In such an event management of the Company shall recommend to all shareholders to vote their shares in favor of increasing the authorized number of shares of Common Stock. Management of the Company shall vote all of its shares of Common Stock in favor of increasing the number of shares of authorized Common Stock to an amount equal to three hundred percent (300%) of the balance on the DebentureThe Company represents and warrants that under no circumstances will it deny or prevent the Holder's right to convert the Debentures as permitted under the terms of this Subscription Agreement or the Registration Rights Agreement. Nothing in this Section shall limit the obligation of the Company to make the payments set forth in this Section 3. The Holder, at his option, may request the company to authorize and issue additional shares if the Holder feels it is necessary for conversions in the future. In the event the Company's shareholder's meeting does not result in the necessary authorization, the Company shall redeem the outstanding Debentures for an amount equal to the sum of the principal of the outstanding Debentures plus accrued interest thereon multiplied by 133%.

Section 3.3 Fractional Shares. The Company shall not issue fractional shares of Common Stock, or scrip representing fractions of such shares, upon the conversion of this Debenture. Instead, the Company shall round up or down, as the case may be, to the nearest whole share.

Section 3.4 Taxes on Conversion. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion of this Debenture. However, the Holder shall pay any such tax which is due because the shares are issued in a name other than its name.

Section 3.5 Company to Reserve Stock. The Company shall reserve the number of shares of Common Stock required pursuant to and upon the terms set forth in the Subscription Agreement to permit the conversion of this Debenture. All shares of Common Stock which may be issued upon the conversion hereof shall upon issuance by the Company be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

Section 3.6 Restrictions on Sale. This Debenture has not been registered under the Securities Act of 1933, as amended (the "Act") and is being issued under Section 4(2) of the Act and Rule 506 of Regulation D promulgated under the
     Act. This Debenture and the Common Stock issuable upon the conversion thereof may only be sold pursuant to registration under or an exemption from the Act.

     Section 3.7 Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case, by the ratio of the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

Article  4          Mergers
     The Company shall not consolidate or merge into, or transfer any or all of its assets to, any person, unless such person assumes in writing the obligations of the Company under this Debenture and immediately after such transaction no Event of Default exists. Any reference herein to the Company shall refer to such surviving or transferee corporation and the obligations of the Company shall terminate only upon such written assumption of the Company's obligation. The Company shall make notice to the Holder simultaneously with the dissemination of a Merger to the public markets.

Article  5       Security

     This Debenture is secured by a Security Agreement (the "Security Agreement") between the Company and the Holder dated February 22, 2006.

Article  6          Defaults  and  Remedies

Section 6.1 Events of Default. An "Event of Default" occurs if any one of the following occur:

     (a) the Company does not make the Payment of the principal, interest or other sum due under this Debenture or the other Transactions Documents by the Holder's conversion into Common Stock, within five (5) business days of the Maturity Date, upon redemption, Conversion Date or otherwise described herein; or,

     (b) the Company does not make a Payment in cash for a period of three (3) business days when due as described in this Agreement; or,

     (c) any of the Company's representations or warranties contained in the Transaction Documents or this Debenture were false when made or the Company fails to comply with any of its other agreements in the Transaction Documents (as defined in Article 16 below) and such failure continues for a period of five
(5)  business  days;  or,

     (d)  the  Company  pursuant to or within the meaning of any Bankruptcy Law:
(i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or
(v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) calendar days; or,

     (e) the Company's Common Stock is suspended or no longer listed on any recognized exchange including electronic over-the-counter bulletin board ("Principal Market") for in excess of three (3) consecutive Trading Days. Failure to comply with the requirements for continued listing on a Principal Market for a period of five (5) trading days; or notification from a Principal Market that the Company is not in compliance with the conditions for such continued listing on such Principal Market; or,

     (f) the Company breaches any covenant or condition of the Transaction Documents, and such breach, if subject to cure, continues for a period of five
(5)  business  days;  or,



Section 6.2 Remedies. In the Event of Default, the Holder may elect to secure a portion of the Company's assets in Pledged Collateral (as defined in the Security Agreement). The Holder may also elect to garnish Revenue from the Company in an amount that will repay the Holder on the schedules outlined in this Agreement.

     In the Event of Default, as outlined in this Agreement, the Holder can exercise its right to increase the Face Amount of the Debenture by ten percent (10%) as an initial penalty, and for each subsequent Event of Default under this Agreement. In addition, the Holder may elect to increase the Face Amount by two and one-half percent (2.5%) per month (pro-rata for partial periods) paid as a penalty for liquated damages ("Liquidated Damages"). The Liquated Damages will be compounded daily. It is the intention and acknowledgement of both parties that the Liquidated Damages not be deemed as interest under the terms of this Agreement.

     The Company agrees that the date of consideration for the Debenture shall remain the Issuance Date stated herein. The Company shall provide an opinion letter from counsel within two (2) business days of written request by the Holder stating that the date of consideration for the Debenture is the Issuance Date and submission of proper Rule 144, promulgated under the Securities Act of 1933, support documentation consisting of Form 144, a broker's representation letter and a seller's representation letter. In the event the Company does not deliver the opinion letter within two business days, the Default Conversion Price shall immediately decrease by two percent (2%) for each business day an opinion letter fails to be delivered. In the event that counsel to the Company fails or refuses to render an opinion as required to issue the Shares in accordance with this paragraph (either with or without restrictive legends, as applicable), then the Company irrevocably and expressly authorizes counsel to the Holder to render such opinion and shall authorize the Transfer Agent to accept and to rely on such opinion for the purposes of issuing the Shares
(which is attached as Exhibit E to the Subscription Agreement between the Company and the Holder of this date). Any costs incurred by Holder for such opinion letter shall be added to the Face Amount of the Debenture.

Section 6.3 Acceleration. If an Event of Default occurs, the Holder hereof by notice to the Company may declare the remaining principal amount of this Debenture, together with all accrued interest and any liquidated damages, to be due and payable.

Section 6.4 Seniority. No indebtedness of the Company is senior to this Debenture in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise. And, the Company warrants that it has taken all necessary steps to subordinate its other obligations to the rights of the Holder hereunder.

     Section 6.5 Cost of Collections. If an Event of Default occurs, the Company shall pay the Holder hereof reasonable costs of collection, including reasonable attorney's fees.

Article  7          Registered  Debentures

Section 7.1 Record Ownership. The Company, or its attorney, shall maintain a register of the Holder of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to them. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this
     Debenture in the Register as the sole owner of this Debenture. The Holder of this Debenture is the person exclusively entitled to receive payments of interest on this Debenture, receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

     Worn or Lost Debentures. If this Debenture becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the Debenture if the Holder so requests by written notice to the Company.

Article  8          Notice.

     Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Debenture must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If  to  the  Company:

Kevin  Ryan
Xtreme  Companies,  Inc.
300  Westlink  Dr
Washington,  MO  36090
Telephone:  (636)  390-9000
Facsimile:  (636)  390-2556

If  to  the  Investor:

Douglas  Leighton
Dutchess  Capital  Management
50  Commonwealth  Ave,  Suite  2
Boston,  MA  02116
Telephone:  617-301-4702
Facsimile:  617-249-0947

     Each party shall provide five (5) business days prior notice to the other party of any change in address, phone number or facsimile number.


Article  9          Time

     Where this Note authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a holiday on which the United States Stock Markets ("US Markets") are closed ("Holiday"), such payment shall be made or condition or obligation performed on the last business day preceding such Saturday, Sunday or Holiday. A "business day" shall mean a day on which the US Markets are open for a full day or half day of trading.

Article  10          No  Assignment

     This Debenture and the obligation hereunder shall not be assignable by the Company or the Holder.

Article  11          Rules  of  Construction.

     In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

Article  12          Governing  Law
     The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements that are negotiated, executed, delivered and performed solely in the Commonwealth of Massachusetts.

Article  13          Disputes  Under  Agreement

     All disputes arising under this agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of laws. The parties to this agreement will submit all disputes arising under this agreement to arbitration in Boston, Massachusetts before a single arbitrator of the American Arbitration Association ("AAA"). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Commonwealth of Massachusetts. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section.

Article  14  Redemption

     The Holder shall have the right to be redeemed from the Debenture, in whole or in part, at a price equal to one hundred and twenty percent (120%) of the outstanding principal amount of the Debenture, including accrued interest (and penalties if applicable). Any Payments, as defined in Article 2 above, shall apply to the Redemption Amount.

Article  15     Use  of  Proceeds

     For  general  corporate  purposes  and  working  capital.

Article  16     Structuring  and  Administration  Expense

     The Company agrees to pay for related expenses associated with the proposed transaction of $10,000. This amount shall cover, but is not limited to, the following: due diligence expenses, document creation expenses, closing costs, and transaction administration expenses. This shall be deducted from the Closing.

Article  17     Waiver

The Holder's delay or failure at any time or times hereafter to require strict performance by the Company of any undertakings, agreements or covenants shall not waive, affect, or diminish any right of the Holder under this Agreement to demand strict compliance and performance herewith. Any waiver by the Holder of any Event of Default shall not waive or affect any other Event of Default, whether such Event of Default is prior or subsequent thereto and whether of the same or a different type. None of the undertakings, agreements and covenants of the Company contained in this Agreement, and no Event of Default, shall be deemed to have been waived by the Holder, nor may this Agreement be amended, changed or modified, unless such waiver, amendment, change or modification is evidenced by an instrument in writing specifying such waiver, amendment, change or modification and signed by the Holder.

Article  18     Integration

This Debenture is the FINAL AGREEMENT between the Company and the Holder with respect to the terms and conditions set forth herein, and, the terms of this Debenture may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the Parties. The execution and delivery of this Debenture shall not alter the prior written agreements between the Company and the Holder.

Article  19     Failure  to  Meet  Obligations

           The Company acknowledges that its failure to timely meet any of its obligations hereunder, including, but without limitations, its obligations to make Payments, deliver shares and, as necessary, to register and maintain sufficient number of Shares, will cause the Holder to suffer irreparable harm and, that the actual damage to the Holder will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Debenture a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and do not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Debenture.


                                      *.*.*

     IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above and duly authorized to sign on behalf of:

                         XTREME  COMPANIES,  INC.
                         ------------------------

     By:  /s/  Kevin  Ryan
          ----------------
   Name:     Kevin  Ryan
  Title:     Chief  Executive  Officer


     By:  /s/  Laurie  Phillips
          ---------------------
   Name:     Laurie  Phillips
  Title:     Chief  Financial  Officer

                              DUTCHESS PRIVATE EQUITIES FUND, II, L.P. BY ITS GENERAL PARTNER DUTCHESS
                              CAPITAL  MANAGEMENT,  LLC


                         By:  /s/  Douglas  H.  Leighton
                              --------------------------
                       Name:  Douglas  H.  Leighton
                      Title:  A  Managing  Member

                                    Exhibit A

                              NOTICE OF CONVERSION
                              --------------------

     (To be Executed by the Registered Owner in order to Convert Debenture) TO Xtreme Companies, Inc., Inc.

     The undersigned hereby irrevocably elects, as of ________________, to convert $________________ of its convertible debenture (the "Debenture") into Common Stock of Xtreme Companies, Inc., Inc.(the "Company") according to the
                   -----------------------------
conditions  set  forth  in  the  Debenture  issued  by  the  Company.

Date  of  Conversion________________________________________________


Applicable  Conversion  Price________________________________________


Number  of  Debentures  Issuable  upon  this  Conversion_______________________


Name(Print)___________Dutchess  Private  Equities Fund, II, LP _________________
                      ----------------------------------------

Address______________50  Commonwealth  Ave,  Boston,  MA  02116_____________
                     ------------------------------------------


Phone_____617-301-4700_____________  Fax________617-249-0947___________
          -------------------------             ------------





                    By:_______________________________________
                                Douglas  Leighton